News Release

FOR IMMEDIATE RELEASE

Wednesday, April 12, 2006

Gannett Co., Inc. Reports First Quarter Results

McLEAN, VA - Gannett Co., Inc. (NYSE: GCI) reported today that 2006 first quarter earnings per diluted share from continuing operations were $0.99 compared to $1.03 per share in the first quarter of 2005. The company began reporting stock compensation expense in the first quarter of 2006 as required by Statement of Financial Accounting Standards No. 123-R. This non-cash expense totaled $11.2 million ($7.0 million after tax or $0.03 per share) in the quarter.

On December 25, 2005, the company completed the expansion and reorganization, with MediaNews Group, of the Texas-New Mexico Newspapers Partnership. The company's ownership interest in the partnership was reduced and MediaNews Group became the managing partner. Results for the Texas-New Mexico Newspapers Partnership are no longer consolidated in the company's financial statements. The company's 40.6 percent interest in the partnership results is now included in other operating revenues.

As previously reported, the company completed an exchange of properties with Knight Ridder, Inc. in August 2005. This exchange of three Gannett newspapers and Knight Ridder's Tallahassee, FL, newspaper, was accounted for as a sale of discontinued operations and a purchase of the Tallahassee newspaper. Operating results for 2005 exclude contributions from the former Gannett properties which have been reclassified to income from discontinued operations.

Results for the quarter also include the Detroit Newspaper Partnership, L.P. which, since August 1, 2005, has been fully consolidated in the financial statements of Gannett along with a minority interest charge for MediaNews Group's interest.

CONTINUING OPERATIONS

Total operating revenues for the company increased 6.5 percent to $1.88 billion in the first quarter from $1.77 billion in the similar interval in 2005. This increase is due primarily to the full consolidation of Detroit newspaper operations. On a pro forma basis, assuming Gannett owned the same complement of properties in the first quarter of 2006 and 2005, total operating revenues would have been 0.5 percent lower. Operating cash flow (defined as operating income plus depreciation and amortization) was $488.2 million compared with $511.6 million in the year earlier quarter. Income from continuing operations was $235.3 million in the first quarter of 2006 versus $260.8 million in the same quarter of last year.

Reported operating expenses increased 10.8 percent in the quarter reflecting principally the full consolidation of Detroit newspaper operations, as well as stock based compensation. On a pro forma basis and excluding stock based compensation, total operating expenses were 0.6 percent higher. Corporate expense totaled $20.5 million for the quarter, an increase of $3.7 million compared to the first quarter in 2005. The increase was due principally to the portion of stock based compensation expense

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attributable to the corporate segment. Excluding that cost, corporate expense increased just $169,000 or 1.0 percent.

Average diluted shares outstanding in the first quarter totaled 238,375,000 compared with 254,270,000 in 2005's first quarter.

Commenting on the company's performance, Craig A. Dubow, President and CEO said: "We are pleased to report solid domestic revenue growth for the quarter. In our newspaper segment we reported advertising gains at our U.S. community newspapers, particularly in classified employment and real estate while auto remained soft. Our domestic newspapers continued to enjoy strong success in growing online ad revenues. These results were offset, however, by our Newsquest properties in the UK which experienced significantly lower ad demand due, in part, to the consumer slowdown in the UK economy. The broadcasting group achieved record revenues in the quarter benefiting, in part, from advertising demand related to the Winter Olympics on our 12 NBC affiliated stations and online revenue growth. However, higher newsprint costs and interest expense as well as an unfavorable exchange rate tempered our results."

NEWSPAPERS

Newspaper results in the quarter include Exchange & Mart and Auto Exchange (acquired in September 2005), Tallahassee (acquired in August 2005), 100 percent of the Detroit Newspaper Partnership (established in August 2005), PointRoll, Inc. (acquired in June 2005) and Hometown Communications (acquired in March 2005).

Operating revenues were $1.70 billion for the quarter, a 6.0 percent increase from the first quarter of 2005. Assuming Gannett had owned the same group of newspapers in both the first quarter of 2006 and 2005, advertising revenues would have declined 1.8 percent. On a comparable basis, local advertising revenues were 1.8 percent lower, classified was down 1.9 percent and national ad revenues were 1.7 percent lower. On a constant currency basis, total advertising revenues would have been down slightly as classified would have been up 0.5 percent while local and national would have declined 0.9 percent and 1.1 percent, respectively. In the U.S., pro forma advertising revenues were up 1.5 percent in the quarter. Total newspaper segment operating cash flow which includes USA TODAY and our UK properties was $424.7 million in the first quarter versus $458.0 million in the same quarter of 2005.

For the quarter, total newspaper operating expenses increased 11.2 percent reflecting the full consolidation of the Detroit newspaper operations and higher newsprint expense. Assuming Gannett had owned the same group of properties for the first quarter of 2006 and 2005, pro forma expenses would have increased 0.8 percent. On a pro forma basis and also excluding stock based compensation expense, newspaper segment costs were held to only a 0.3 percent increase including higher newsprint expense. The consolidation of Detroit also had an impact on reported newsprint expense, which increased 13.8 percent in the quarter, reflecting higher newsprint prices and usage. On a pro forma basis, newsprint usage declined.

At USA TODAY, advertising revenues declined 4.2 percent in the first quarter. Paid advertising pages totaled 1,020 compared with 1,101 in the same quarter of 2005.

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BROADCASTING

Broadcasting revenues totaled $182.6 million for the quarter, a 10.9 percent increase from the first quarter of 2005 and a new record. The increase reflects ad demand associated with the Winter Olympic Games on the company's NBC affiliates and increased revenues at Captivate. Broadcasting achieved a 20.3 percent increase in operating cash flow in the quarter to $79.8 million compared with $66.4 million in the year ago quarter. Broadcasting expenses were 4.6 percent higher in the quarter. Excluding stock based compensation, broadcasting costs would have increased 3.4 percent.

In the first quarter of 2006, television revenues were $177.2 million, a 10.2 percent increase compared to $160.8 million in the first quarter of 2005.

NON-OPERATING ITEMS

Interest expense for the first quarter increased $19.8 million and was $64.7 million compared to $44.9 million in the same quarter of 2005. The increase is attributable to both higher short-term interest rates and debt outstanding related to 2005 share repurchase activity, and acquisitions. Other non-operating expense primarily reflects non-operating charges for minority interests and Internet investment costs offset by investment income and gains.

During the first quarter, the company announced that it made a minority investment in 4INFO, a company that offers a comprehensive suite of mobile search services.

At the end of the quarter, Gannett had more than 100 domestic publishing Web sites, including USATODAY.com, one of the most popular newspaper sites on the Web. The company also had Web sites in all of its 19 television markets. In March, Gannett's consolidated domestic Internet audience share was approximately 24.1 million unique visitors reaching about 15.6 percent of the Internet audience according to Nielsen//NetRatings. Newsquest is also an Internet leader in the UK where its network of Web sites attracted more than 51.8 million monthly page impressions from approximately
3.8 million unique users.

All references in this release to "comparable" revenue results and "operating cash flow" are to non-GAAP financial measures. Management believes that this use allows management and investors to analyze and compare the Company's results in a more meaningful and consistent manner. A reconciliation of the non-GAAP operating cash flow amounts to the Company's consolidated statements of income is attached.

As previously announced, the company will hold an earnings conference call at 10:00 a.m. ET today. The call can be accessed via a live Webcast through the Investor Relations section of the company's Web site, www.gannett.com, or listen-only conference lines. U.S. callers should dial 1-800-818-5264 and international callers should dial 913-981-4910 at least 10 minutes prior to the scheduled start of the call. The confirmation code for the conference call is 4020989. To access the replay, dial 1-888-203-1112 in the U.S. International callers should use the number 719-457-0820. The confirmation code for the replay is 4020989. Materials related to the call will be available through the Investor Relations section of the company's Web site Wednesday morning.

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Gannett Co., Inc. is a leading international news and information company that publishes 90 daily newspapers in the USA, including USA TODAY, the nation's largest-selling daily newspaper. The company also owns nearly 1,000 non-daily publications in the USA and USA WEEKEND, a weekly newspaper magazine. Gannett subsidiary Newsquest is the United Kingdom's second largest regional newspaper company. Newsquest publishes more than 300 titles, including 17 daily newspapers, and a network of prize-winning Web sites. Gannett also operates 21 television stations in the United States and is an Internet leader with sites sponsored by its TV stations and newspapers including USATODAY.com, one of the most popular news sites on the Web.

Certain statements in this press release may be forward looking in nature or "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995. The forward looking statements contained in this press release are subject to a number of risks, trends and uncertainties that could cause actual performance to differ materially from these forward looking statements. A number of those risks, trends and uncertainties are discussed in the company's SEC reports, including the company's annual report on Form 10-K and quarterly reports on Form 10-Q. Any forward looking statements in this press release should be evaluated in light of these important risk factors.

Gannett is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this press release by wire services, Internet service providers or other media.

For investor inquiries, contact:
Jeffrey Heinz
Director, Investor Relations
703-854-6917
jheinz@gannett.com

For media inquiries, contact:
Tara Connell
Vice President of Corporate Communications
703-854-6049
tjconnel@gannett.com

# # #

CONSOLIDATED STATEMENTS OF INCOME
Gannett Co., Inc. and Subsidiaries
Unaudited, in thousands of dollars (except per share amounts)
                                            Thirteen weeks ended     % Inc
                                      March 26, 2006  March 27, 2005  (Dec)
Net Operating Revenues:
Newspaper advertising                   $1,266,891      $1,198,692      5.7
Newspaper circulation                      324,050         308,978      4.9
Broadcasting                               182,575         164,557     10.9
Other                                      109,025          96,223     13.3
                                       -----------      ----------   ------
Total                                    1,882,541       1,768,450      6.5
                                       -----------      ----------   ------
Operating Expenses:
Cost of sales and operating
  expenses,  exclusive of
  depreciation                           1,075,078         962,722     11.7
Selling, general and
  administrative expenses,
  exclusive of depreciation                319,234         294,141      8.5
Depreciation                                61,159          60,222      1.6
Amortization of intangible assets            7,764           3,805    104.0
                                       -----------      ----------   ------
Total                                    1,463,235       1,320,890     10.8
                                       -----------      ----------   ------
Operating income                           419,306         447,560     (6.3)
                                       -----------      ----------   ------
Non-operating income (expense):
Interest expense                           (64,721)        (44,938)    44.0
Other                                         (176)        (10,919)     ***
                                       -----------      ----------   ------
Total                                      (64,897)        (55,857)    16.2
                                       -----------      ----------   ------
Income before income taxes                 354,409         391,703     (9.5)
Provision for income taxes                 119,100         130,900     (9.0)
                                       -----------      ----------   ------
Net income from continuing
  operations                              $235,309        $260,803     (9.8)
                                       -----------      ----------   ------
Discontinued Operations:
 Income from the operation of
  discontinued operations,
  net of tax                                     -           4,934      ***
                                       -----------      ----------   ------
Net Income                                $235,309        $265,737    (11.5)
                                       ===========      ==========   ======

Earnings from continuing
operations per share-basic                   $0.99           $1.03     (3.9)
Earnings from discontinued
operations:
 Earnings from the operation of
  discontinued operations per
  share-basic                                    -            0.02      ***
                                       -----------      ----------   ------
Net Income per share-basic                   $0.99           $1.05     (5.7)
                                       ===========      ==========   ======
Earnings from continuing
 operations per share-diluted                $0.99           $1.03     (3.9)
Earnings from discontinued
operations:
 Earnings from the operation of
  discontinued operations per
  share-diluted                                  -            0.02      ***
                                       -----------      ----------   ------
Net Income per share-diluted                 $0.99           $1.05     (5.7)
                                       ===========      ==========   ======
Dividends per share                          $0.29           $0.27      7.4
                                       ===========      ==========   ======

Note:Beginning August 1, 2005, Newspaper publishing results (revenues and expenses) reflect 100% of Detroit newspaper operations. Prior to that date, the company's 50% interest in Detroit's operating income was reflected in other revenues.

BUSINESS SEGMENT INFORMATION
Gannett Co., Inc. and Subsidiaries
Unaudited, in thousands of dollars
                                             Thirteen weeks ended    % Inc
                                      March 26, 2006  March 27, 2005  (Dec)
Net Operating Revenues:
Newspaper publishing                    $1,699,966      $1,603,893      6.0
Broadcasting                               182,575         164,557     10.9
                                        ----------      ----------   ------
Total                                   $1,882,541      $1,768,450      6.5
                                       ===========      ==========   ======
Operating Income
(net of depreciation and
amortization):
Newspaper publishing                      $367,970        $405,622     (9.3)
Broadcasting                                71,804          58,683     22.4
Corporate                                  (20,468)        (16,745)   (22.2)
                                       -----------      ----------   ------
Total                                     $419,306        $447,560     (6.3)
                                       ===========      ==========   ======
Depreciation and Amortization:
Newspaper publishing                       $56,717         $52,338      8.4
Broadcasting                                 8,026           7,700      4.2
Corporate                                    4,180           3,989      4.8
                                       -----------      ----------   ------
Total                                      $68,923         $64,027      7.6
                                       ===========      ==========   ======
Operating Cash Flow:
Newspaper publishing                      $424,687        $457,960     (7.3)
Broadcasting                                79,830          66,383     20.3
Corporate                                  (16,288)        (12,756)   (27.7)
                                       -----------      ----------   ------
Total                                     $488,229        $511,587     (4.6)
                                       ===========      ==========   ======

Broadcasting includes results from the company's 21 television stations and
Captivate Network, Inc.  Captivate is a national news and entertainment network which delivers programming and full motion video advertising through wireless digital video screens in elevators of premier office towers.
Captivate was acquired in early April 2004.
Operating Cash Flow represents operating income for each of the company's business segments plus related depreciation and amortization expense.  See attachment for reconciliation of amounts to the Consolidated Statements of
Income.
Beginning August 1, 2005, Newspaper publishing results reflect 100% of
Detroit newspaper operations.  Prior to that date, the company's 50%
interest in Detroit's operating income was reflected in Newspaper publishing revenues.
Beginning with the first quarter of 2006, the company began recording stock compensation expense in connection with the requirements of Statement of
Financial Accounting Standards No. 123R, "Share-Based Payment".  For the
first quarter of 2006, this non-cash expense item totaled $11.2 million and has been allocated to the Newspaper, Broadcasting and Corporate segments.

NON-GAAP FINANCIAL INFORMATION
Gannett Co., Inc. and Subsidiaries
Unaudited, in thousands of dollars
"Operating cash flow", a non-GAAP measure, is defined as operating income plus depreciation and amortization of intangible assets.  Management believes that use of this measure allows investors and management to measure
, analyze and compare the cash resources generated from its business segment operations in a meaningful and consistent manner.  The focus on operating cash flow is appropriate given the consistent and generally predictable strength of cash flow generation by newspaper and television operations, and the short period of time it takes to convert new orders to cash.
A reconciliation of these non-GAAP amounts to the company's operating income
, which the company believes is the most directly comparable financial measure calculated and presented in accordance with GAAP on the company's consolidated statements of income, follows:

Thirteen weeks ended March 26, 2006
                        Newspaper                               Consolidated
                        Publishing   Broadcasting   Corporate       Total
Operating cash flow      $424,687         $79,830    $(16,288)     $488,229
Less:
Depreciation              (49,142)         (7,837)     (4,180)      (61,159)
Amortization               (7,575)           (189)          -        (7,764)
                         --------        --------    --------      --------
Operating income         $367,970         $71,804    $(20,468)     $419,306
                         ========        ========    ========      ========
Thirteen weeks ended March 27, 2005
                        Newspaper                               Consolidated
                        Publishing   Broadcasting   Corporate       Total
Operating cash flow      $457,960         $66,383    $(12,756)     $511,587
Less:
Depreciation              (48,779)         (7,454)     (3,989)      (60,222)
Amortization               (3,559)           (246)          -        (3,805)
                         --------        --------    --------      --------
Operating income         $405,622         $58,683    $(16,745)     $447,560
                         ========        ========    ========      ========